                                  EXHIBIT 12

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

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

                                                     --------------------------------------------------------------------
                                                      9/30/95            1994          1993          1992          1991
                                                     ---------        ---------     ---------     ---------     ---------
Earnings
   Income from continuing operations                 $ 219,273        $  70,609     $   7,615     $ 104,217     $  76,642
   Add:
      Loss from unconsolidated affiliate                                117,158         2,538
      Provision for income taxes                       140,630           86,203        16,984        68,303        49,160
      Fixed charges                                    130,684          101,779        86,615        70,168        68,748
                                                     ---------        ---------     ---------     ---------     ---------
   Earnings, as adjusted     (A)                     $ 490,587        $ 375,749     $ 113,752     $ 242,688     $ 194,550
                                                     =========        =========     =========     =========     =========

Fixed charges
   Other interest expense, including
     interest on capital leases                      $  96,054        $  71,780     $  63,851     $  51,203     $  53,173
   Estimated interest component of
      rental expense                                    34,630           29,999        22,764        18,965        15,575
                                                     ---------        ---------     ---------     ---------     ---------
   Total fixed charges       (B)                     $ 130,684        $ 101,779     $  86,615     $  70,168     $  68,748
                                                     =========        =========     =========     =========     =========

Ratio of earnings to fixed charges
              (A) divided by (B)                           3.8              3.7           1.3 *         3.5           2.8
                                                           ===              ===           ===           ===           ===
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*  Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges for fiscal 1993 is 3.3.